UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 1, 2007

Allegiant Travel Company
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-33166	20-4745737
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3301 N. Buffalo Drive, Suite B-9, Las Vegas, Nevada		89129
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	702-851-7300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 1, 2007, a subsidiary of Allegiant Travel Company (the "Company") entered into a lease for approximately 58,000 square feet of office space in a building to be constructed in Las Vegas, Nevada. The Company will combine all of its Las Vegas off-airport operations into this office and the landlord has agreed to assume the balance of the Company’s two existing leases in Las Vegas. The Company expects to be able to occupy the new office as early as March 2008. The lease has a ten-year term with two five-year renewal options, but the Company has the right to terminate the lease after seven years and the right to purchase the building from the landlord after the third year of the lease. The initial base rental is approximately $1.3 million per year and is subject to escalation. The Company is also responsible for its share of common area maintenance charges. The landlord is a partnership in which certain of the Company’s officers and directors (Maurice J. Gallagher, Jr., Timothy P. Flynn and M. Ponder Harrison) own significant interests as limited partners. The disinterested members of the Company’s Board of Directors and Audit Committee determined that the terms of the lease are at least as favorable as the Company could receive in an arms length transaction.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allegiant Travel Company

May 4, 2007	By:	/s/Linda A. Marvin

Name: Linda A. Marvin
Title: Chief Financial Officer